UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 5, 2011

 LANTRONIX, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-16027	33-0362767
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

167 Technology Drive
Irvine, California 92618
(Address of principal executive offices, including zip code)

(949) 453-3990
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02  Termination of a Material Definitive Agreement

As disclosed previously on a Form 8-K filed with the United States Securities and Exchange Commission on November 29, 2010, Lantronix, Inc. (the “Company”) entered into an agreement dated November 29, 2010 with TL Investment GmbH (the “TLI”) in settlement of a proxy contest (the “Settlement Agreement”).  TLI is an entity controlled by Bernhard Bruscha, a director of the Company.  Certain major provisions of the Settlement Agreement are summarized below:

1.
The Settlement Agreement states that at the 2011 Annual Meeting of the Company’s Stockholders (the “2011 Annual Meeting”) in connection with the election of directors to the Company’s Board of Directors (the “Board”), the Company shall nominate seven persons for election to the Board, of which TLI shall be entitled to nominate three members.  The Company currently expects to hold its 2011 Annual Meeting on November 16, 2011;

2.
The Settlement Agreement precludes TLI, pursuant to a standstill provision, from acquiring any voting securities of the Company such that TLI’s beneficial ownership of the Company’s common stock would exceed 38% of the then currently outstanding common stock, and from making any public announcement with respect to, or submitting a proposal for or offer of (with or without conditions) any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving the Company or any of its securities or assets; and

3.
The Settlement Agreement, by its terms, would terminate the day after the Company’s 2011 Annual Meeting (i.e., November 17, 2011), if not terminated previously by the mutual agreement of the Company and TLI.

Following a review of the current corporate governance of the Company in light of two recent resignations from the Board (and one pending resignation from the Board as discussed under Item 5.02 below) and the current scope of the Company’s operations, the Board has concluded that the Company would presently be best served with a board comprised of fewer than seven members.  The Board believes that it would currently be in the best interests of the Company to reduce the size of the Board to four members effective upon the date of the 2011 Annual Meeting.  As will be more fully described in a proxy statement to be delivered to the Company’s stockholders prior to the November 16, 2011 Annual Meeting, the Board intends to nominate the incumbent directors Bernhard Bruscha, Hoshi Printer, John Rehfeld and Tom Wittenschlaeger as the four nominees to the Board.  The Board intends to actively consider expanding the number of directors in the future as the scope of the Company’s operations dictate.

As a pre-requisite to reducing the size of the Board, the Company has entered into an agreement with TLI and Mr. Bruscha dated August 9, 2011 (the “Termination Agreement”) to terminate the Settlement Agreement on such date, prior to the date the Settlement Agreement would otherwise have expired on November 17, 2011.  Pursuant to the terms of the Termination Agreement: (1) Mr. Bruscha, in his capacity as a member of the Board, agreed to recuse himself from deliberating and voting with regard to the appointment of a fifth director of the Company in the event the Board determines to expand the size of the Board following the Company’s 2011 Annual Meeting (with such agreement terminating on March 15, 2012); and (2) TLI agreed that until November 16, 2011, it shall not, alone or in conjunction with any third party, without the prior written consent of the Company make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving the Company or any of its securities or assets.

A copy of the Termination Agreement is attached as Exhibit 10.1.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers (a) and (b) Resignation of Directors and Officers

Howard Slayen has resigned as a member of the Board effective on the day preceding the 2011 Annual Meeting, currently scheduled for November 16, 2011.  Mr. Slayen has set forth his reasons for resigning in a letter dated August 5, 2011 delivered to the Board which is attached as Exhibit 17.1 as required by applicable federal law, rules and regulations.  The content of Mr. Slayen’s resignation letter reflects his own views, and should not be viewed as having been endorsed by any other member of the Board.

Item 9.01  Financial Statements and Exhibits

(d)  Exhibits

Exhibit Number	Description

10.1	Termination Agreement between the Company and TL Investment GmbH, dated August 9, 2011.

17.1	Resignation Letter addressed by Howard Slayen to the Board of Directors of the Company dated August 5, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 9, 2011	LANTRONIX, INC., a Delaware corporation

By:	/s/Thomas M. Wittenschlaeger Thomas M. Wittenschlaeger Chairman of the Board of Directors

EXHIBIT INDEX

Exhibit Number	Description

10.1	Termination Agreement between the Company and TL Investment GmbH, dated August 9, 2011.

17.1	Resignation Letter addressed by Howard Slayen to the Board of Directors of the Company dated August 5, 2011.